Exhibit 99.1

[LOGO OF ANWORTH MORTGAGE]

NEWS RELEASE

For release April 13, 2004

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION

REPORTS EARNINGS OF $0.41 PER SHARE AND DIVIDEND OF $0.38 PER SHARE

FOR FIRST QUARTER OF 2004

SANTA MONICA, California - (April 13, 2004) - For the first quarter ended March 31, 2004 and based on a weighted average of 43,822,679 fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE: ANH) today reported unaudited net income of $17,873,496, or $0.41 per share.

The Company also declared a dividend of $0.38 per share. The dividend is payable on May 17, 2004 to holders of record as of the close of business on April 30, 2004 and the ex-dividend date is April 28, 2004.

Agency mortgage-backed securities held at March 31, 2004 were approximately $4.7 billion and were allocated as follows: 29% Agency ARMS, 62% Agency hybrid ARMS, 8% Agency fixed-rate mortgage-backed securities and 1% Agency floating-rate CMO.

At March 31, 2004, the weighted average coupon of the agency mortgage-backed securities was 4.30% and the unamortized premium was $127 million, or 2.8% of the par value. During the quarter ended March 31, 2004, the CPR of the agency mortgage-backed securities was 27% and the CPR of the adjustable-rate mortgage-backed securities was 28%. For the ARM and hybrid assets, the weighted average term to the next interest rate reset date was 23 months.

At March 31, 2004, the outstanding repurchase agreement balance was $4.1 billion with an average interest rate of 1.46% and an average maturity of 248 days. After adjusting for interest rate swap transactions, the average interest rate was 1.55% with an average maturity of 324 days.

For the quarter ended March 31, 2004, the yield on average earning assets after amortization of premium was 3.29% while the cost of funds on average borrowings was 1.52%, resulting in an interest rate spread of 1.77%.

The book value on March 31, 2004 was $511 million, or $11.55 per share, based on 44,291,334 shares outstanding on that date, which includes the $0.38 per share dividend declared on April 12, 2004.

Average shareholder equity for the quarter was $485 million. The return on average equity for the quarter was 16.9% on an annualized compounded basis.

Anworth’s wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, acquired $253 million of jumbo adjustable-rate mortgage loans which were securitized on February 24, 2004, with Belvedere retaining $64 million of the securities. At March 31, 2004, Belvedere owned approximately $202 million of additional jumbo adjustable-rate mortgage loans awaiting securitization later in April.

Commenting on the Company’s operations, Lloyd McAdams, Chairman and CEO, stated, “Even though there has been considerable volatility in short-term interest rates, we are pleased with the results from the first quarter. We also have continued to extend the maturity of our liabilities which should benefit our future results if interest rates continue their recent increases. Belvedere Trust has made good progress during its first full quarter of operations and we are optimistic about our diversification strategy into jumbo adjustable-rate loans.”

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION

BALANCE SHEETS

(in thousands)

	March 31, 2004	March 31, 2003
	(unaudited)	(audited)
ASSETS
Agency mortgage backed-securities	$4,651,621	$2,815,005
Other mortgage-backed securities	63,636	—
Mortgage loans	201,978	—
Cash and cash equivalents	3,714	229
Interest and dividend receivable	19,414	12,472
Prepaid expenses and other	461	1,492

	$4,940,824	$2,829,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Reverse repurchase agreements	$4,123,442	$2,485,414
Payable for purchase of mortgage-backed securities	287,842	40,945
Accrued interest payable	17,399	8,008
Dividends payable	—	—
Hedging instruments	(949)	—
Accrued expenses and other	1,725	1,996

	$4,429,459	$2,536,363

Stockholders’ Equity
Common stock, par value $.01 per share; authorized 100,000 shares; 44,291 and 26,609 issued and 44,291 and 26,559 outstanding respectively	443	265
Additional paid-in capital	510,034	271,233
Accumulated other comprehensive income, unrealized (loss) gain on available-for-sale securities	(7,021)	15,696
Retained earnings (deficit)	8,514	6,604
Unearned restricted stock	(655)	(734)
Treasury Stock at cost (50 shares)	—	(229)
Minority Interest	50	—

	511,365	292,835

	$4,940,824	$2,829,198

ANWORTH MORTGAGE ASSET CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three months ended
	2004	2003
Interest and dividend income net of amortization of premium and discount	$35,246	$23,327
Interest expense	(14,960)	(10,210)

Net interest income	20,306	13,117

(Loss)Gain on sales	(46)	652
Expenses:
Compensation and benefits	(396)	(386)
Incentive compensation	(1,125)	(1,218)
Other expenses	(866)	(343)

Total Expenses	($2,387)	($1,947)
Net income	$17,873	$11,822

Basic earnings per share	$0.41	$0.46

Dividends declared per share	—	—

Average number of shares outstanding	43,677	25,796

Diluted earnings per share	$0.41	$0.46

Average number of diluted shares outstanding	43,823	25,926